Exhibit 99
News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	Michael L. Scudder
EVP, Chief Financial Officer
TRADED:	Nasdaq		(630) 875-7283
SYMBOL:	FMBI		www.firstmidwest.com

FIRST MIDWEST BANCORP INCREASES QUARTERLY CASH DIVIDEND BY 7.3% TO $0.295 PER SHARE

ITASCA, IL, NOVEMBER 15, 2006 - First Midwest Bancorp, Inc. (NASDAQ NGS: FMBI) today announced an increase in the quarterly cash dividend on its common stock. The new quarterly cash dividend of $0.295 per share represents an increase of 7.3% from the previous quarterly dividend of $0.275. The dividend will be payable on January 16, 2007 to stockholders of record as of the close of business on December 22, 2006 and represents the 96th consecutive quarterly dividend distribution since the Company's formation in 1983.

"We are once again pleased to be able to announce an increase in dividends, the sixteenth increase that First Midwest has declared in the past fourteen years," said John M. O'Meara, President and Chief Executive Officer of First Midwest. "This increase is possible as a result of First Midwest's ongoing profitability."

First Midwest is the premier relationship-based banking franchise in the growing Chicagoland banking market. As one of the Chicago metropolitan area's largest independent bank holding companies, First Midwest provides the full range of both business and retail banking and trust and investment management services through 102 offices located in 62 communities, primarily in metropolitan Chicago. First Midwest was the only bank named by Chicago magazine as one of the 25 best places to work in Chicago.

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